 Exhibit 4.38

Framework Agreement

on Transfer of Game Business by Renren Inc.

between

Renren Inc.,

Link 224 Inc.,

RENREN GAME HONGKONG LIMITED

And

Shanghai Renren Games Technology Development Co., Ltd

RenRen Hu Yu (Hong Kong) Ltd.

Tianjin Haichuan Huyu Management Partnership (LP)

And

He Chuan

January 5, 2016

Beijing, China

Framework Agreement

on Transfer of Game Business by Renren Inc.

This Framework Agreement on Transfer of Game Business by Renren Inc. (the “Agreement”) is made and entered into by and among the following parties as of January 5, 2016 in Beijing, the People’s Republic of China:

1. Renren Inc., an exempted company established under the laws of the Cayman Islands, with registered address at Po Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

2. Link 224 Inc., an exempted company established under the laws of the Cayman Islands, with registered address at Po Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

3. RENREN GAME HONGKONG LIMITED (“Hong Kong Renren”), a limited company incorporated and existing under the laws of Hong Kong, with registered address at Room 905A 9/F Block A, Sea View Estate, 2 Watson Road North Point, HK.

4. Shanghai Renren Games Technology Development Co., Ltd (“Shanghai Renren”), a limited company incorporated and existing under the laws of the People’s Republic of China, with registration number of 310113001007496, and address at Suite 257i, No. 668 Shangda Road, Baoshan District, Shanghai, legal representative: He Chuan

5. He Chuan, a Chinese citizen, with ID card number *****, with address at *****, holds 70% equity interest in Shanghai Renren.

6. RenRen Hu Yu (Hong Kong) Ltd. (“RenrRen Hu Yu”), a limited company incorporated and existing under the laws of Hong Kong, with registered address at RM 1501 (484) 15/F SPA CTR, 53-55 Lockhart Rd, Wanchai, Hong Kong.

7. Tianjin Haichuan Huyu Management Partnership (LP) (“Haichuan Huyu”), a partnership lawfully established and existing under the laws of the People’s Republic of China, with registered address at Suite 211, 2/F., No. 9 block, Shengtai Jianshe Building, Zhongcheng Ave West and Zhongbin Ave South., SSTEC, Binhai New District, Tianjin.

(The abovementioned parties are hereinafter referred to collectively as “the Parties” and each as a “Party”)

Whereas,

1. Renren Inc. has adopted board resolutions to approve the transfer of the following to Shanghai Renren: its equity interest in Renren Game Network Tech. Development (Shanghai) Co., Ltd. (“Renren Network”), the related intangible assets such as rights to the trademarks set out in Annex I, its equity interest in and the related assets of Funall Technology Inc. (Cayman Islands), its subsidiaries, namely Taiwan Lewo Tech. Development Co., Ltd. and Japan-based Renren Game Japan, Inc. (the “Other Game Business and Assets”).

2. The Parties have agreed on the procedures and timetable of the abovementioned transaction.

NOW THEREFORE, in accordance with the Company Law of the People’s Republic of China, the Contract Law of the People’s Republic of China and other relevant laws and regulations and through amicable consultation, in respect of the abovementioned transaction the Parties hereby agree as follows:

Article I Definition and Interpretation

The terms used in this Agreement are defined as follows:

This Agreement	This Framework Agreement on Transfer of Game Business by Renren Inc.

Hong Kong Renren	RENREN GAME HONGKONG LIMITED

Shanghai Renren	Shanghai Renren Games Technology Development Co., Ltd

Renren Network	Renren Game Network Tech. Development (Shanghai) Co., Ltd.

RenRen Hu Yu	RenRen Hu Yu (Hong Kong) Ltd.

Haichuan Huyu	Tianjin Haichuan Huyu Management Partnership (LP)

Other Game
Business and Assets	The equity interest in and the related assets of Funall Technology Inc. (Cayman Islands), its subsidiary Taiwan Lewo Tech. Development Co., Ltd. and Japan-based Renren Game Japan, Inc.

Investors	The debt or equity investors introduced by Shanghai Renren in order to perform its payment obligations under this Agreement

2

Capital Increase
Agreement	Agreement on Capital Increase in hanghai RenRen Games Technology Development Co.,Ltd

This Transfer	The transaction mentioned in the first paragraph of the Whereas clause.

Business Day	Any day other than Saturdays, Sundays and the statutory holidays in China

Day	Any calendar day. Unless otherwise specified in this Agreement, a Day referred to in this Agreement shall be a calendar day.

Force Majeure	Any event (i) that is unforeseeable by and beyond the control of the Parties, or foreseeable but inevitable; (ii) that occurs after the execution date of this Agreement; and (iii) that prevents any Party from performing this Agreement in whole or in part. Force Majeure events include, without limitation, act of public enemies, fire without the negligence or malpractice of a Party, flood, earthquake, typhoon or any other natural disaster, epidemic, or war.

Yuan	Unless otherwise expressly provided, the amounts referred to in this agreement are denominated in RMB Yuan.

PRC	The People’s Republic of China. For the purpose of this Agreement, it does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

PRC Laws	Laws, administrative regulations and regulating documents that are officially promulgated by the PRC authorities and publicly available in the PRC. For the purpose of this Agreement, this term does not include the laws, regulations or regulating documents of Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan.

3

Article II Arrangement for this Transfer

2.1 Plan of Transfer

It is mutually confirmed by the Parties that the transfer of the equity interest in Renren Network, the rights to the trademark and related intangible assets set out in Annex I, and the Other Game Business and Assets is to be carried out in accordance with the following plan:

(1) RenRen Hu Yu is to make offshore acquisition of the Other Game Business and Assets at the price of USD7.5 million.

(2) Liu Jian is to transfer the 30% equity interest in Shanghai Renren held by him to Haichuan Huyu at a price of RMB3 million; and in the meantime, Haichuan Huyu, Shanghai Renren and Renren Network are to enter into VIE agreements.

(3) After the completion of the equity interest transfer mentioned in the above paragraph (2) of Article 2.1, the Investors are to invest RMB120 million in Shanghai Renren in the form of capital increase (the final amount is subject to the Capital Increase Agreement to be entered into between Shanghai Renren and the Investors). The Parties agree that all the VIE agreements between Renren Network, Shanghai Renren and any related parties are to be rescinded on the day when the Investors pay their contribution in full amounts to Shanghai Renren in accordance with the Capital Increase Agreement.

(4) Shanghai Renren is to acquire 100% equity interest of Renren Network held by Hong Kong Renren at the price of USD10 million, and to pay Hong Kong Renren the transfer price for the equity interest of Renren Network in two installments. The Parties agree that, from the date that Shanghai Renren pays the first installment of the equity interest transfer price, Shanghai Renren starts to have shareholder’s rights and obligations as to Renren Network.

(5) Beijing Qianxiang Oaks Wangjing Internet Technology Development Co., Ltd. and Shanghai Qianxiang Changda Information Technology Development Co., Ltd. (collectively “Wangjing and Changda”) are to transfer to Shanghai Renren the rights to the trademarks set out in Annex I, and before the completion of the business registration of the transfer, Wangjing and Changda are to authorize Shanghai Renren to exclusively use such trademarks for free. Shanghai Renren voluntarily and irrevocably warrants that upon the expiration of five years from the date on which application for the transfer of the trademarks set out in Annex I is lodged with the trademark administrative authority, Shanghai Renren will unconditionally waive all the rights pertaining to the trademarks containing the characters of “人人”, and will not, in any form, use or license others to use any trademark containing the characters of “人人”。

(6) After obtaining the transfer price for the 30% equity interest in Shanghai Renren, Liu Jian shall repay the debt of RMB3 million that he owes to Renren Network. The debt of RMB7 million owed by He Chuan to Renren Network will remain on the account of Renren Network for the time being.

4

2.2 Transaction Procedure

(1) Renren Inc., Link 224 Inc., Hong Kong Renren, Shanghai Renren, RenRen Hu Yu, Haichuan Huyu and He Chuan are to enter into this Agreement.

(2) RenRen Hu Yu is to pay Link 224 Inc. or its affiliates the transfer price for the Other Game Business and Assets.

(3) Wangjing and Changda and Shanghai Renren are to enter into agreements for the exclusive licensing of the trademark rights set out in Annex I and for transfer of trademark rights, and to handle the formalities for change of business registration for the transfer of the trademark as stipulated in such agreements.

(4) Shanghai Renren and Hong Kong Renren are to enter into an agreement for the transfer of the 100% equity interest of Renren Network, and the shareholders of Renren Network shall make decision on approving Shanghai Renren to acquire the 100% equity interest of Renren Network.

(5) Liu Jian and Haichuan Huyu are to enter into an agreement for the transfer of 30% equity interest of Shanghai Renren, and Shanghai Renren shall assemble a general meeting to pass the resolutions on approving Liu Jian to transfer the 30% equity interest of Shanghai Renren held by him to Haichuan Huyu at the price of RMB3 million. After obtaining the payment for the transfer, Liu Jian shall immediately pay the debt of RMB3 million he owes to Renren Network. Meanwhile, Haichuan Huyu, Shanghai Renren and Renren Network are to enter into VIE agreements.

(6) After the completion of the transaction provided under paragraph (4) of Article 2.2 hereof, the Investors, Shanghai Renren, Hechuan are to enter into the Capital Increase Agreement, and:

(i) The Investors shall pay Shanghai Renren the deposit in a sufficient amount as stipulated in the Capital Increase Agreement;

(ii) The Investors shall issue a letter of undertaking in relation to the investment to Shanghai Renren.

(7) After the completion of the transaction provided under paragraph (6) of Article 2.2 hereof, Shanghai Renren is to handle the formalities for the change in business registration for the equity interest transfer set forth in paragraph (5) of Article 2.2 hereof.

(8) Within three (3) Business Days of the completion of the transaction provided under paragraph (6) of Article 2.2 hereof, Renren Network is to make application to the competent commerce authority for examining of the change in equity interest and the conversion from a foreign-funded enterprise to a domestic-funded enterprise.

5

(9) Within five (5) Business Days of the date when Shanghai Renren completes the formalities for change in business registration for the equity interest transfer and Renren Network obtains the official approval from the competent authorities in respect of the change in equity interest, Shanghai Renren shall assemble a general meeting and adopt resolutions approving that the Investors are to make investment in Shanghai Renren for Capital Increase, that the Investors are to pay the capital contribution in full amount to Shanghai Renren in accordance with the Capital Increase Agreement; and that Renren Network and Shanghai Renren and the related parties are to rescind all the VIE agreements they have entered into.

(10) After the completion of what is provided under paragraph (9) of Article 2.2 hereof, Shanghai Renren is to pay Hong Kong Renren 90% of the total transfer price for the transfer of equity interest of Renren Network; Shanghai Renren is to handle formalities for the change in business registration for the Capital Increase. The Parties agree that after Shanghai Renren pays the abovementioned equity transfer price, Shanghai Renren will start to have the shareholder’s rights and obligations as to Renren Network.

(11) Within three (3) Business Days of the completion of what is provided under paragraph (10) of Article 2.2 hereof, Renren Network shall apply to the competent Administration for Industry and Commerce for the change in business registration for the equity interest transfer, and after the completion of the change in business registration, Renren Network shall initiate the tax settlement for the conversion from a foreign-funded enterprise to a domestic-funded enterprise as soon as possible.

(12) Within five (5) Business Days of the expiration of three (3) months from the completion of the formalities for the change in business registration for the equity interest transfer by Renren Network, or within Five (5) Business Days of the completion of the tax settlement for the conversion from foreign-funded enterprise to domestic-funded enterprise by Renren Network (whichever is earlier), Shanghai Renren is to pay the balance of the equity transfer price of Renren Network to Hong Kong Renren.

Article III Special Provisions

3.1 Transaction Documents

It is mutually confirmed by the Parties that they will execute the relevant shareholders’ resolutions, equity interest transfer agreement or asset transfer agreement, and the amendment to Articles of Association, etc., with respect to the transfer of the game business by Renren Inc.

3.2 Transfer Price of Equity Interest in Renren Network

It is mutually confirmed by the Parties that if, prior to the tax settlement set forth in paragraph (11) of Article 2.2 hereof being completed, Renren Network is required to pay any fines or late charges due to the irregularities or illegal actions in its business operation, or if there is any taxes, late charges or penalties due as a result of the tax settlement for the conversion of Renren Network from a wholly foreign-owned enterprise to a domestic-owned enterprise that shall be paid by Renren Network before the completion of the tax settlement set forth in paragraph (11) of Article 2.2 hereof, Shanghai Renren may deduct the amount of such taxes, late charges and penalties from the equity transfer price payable to Renren Network. If the balance of the transfer price fails to cover such amount, Renren Inc., Link224 Inc., Hong Kong Renren and other affiliates shall be liable jointly and severally for payment of the abovementioned taxes, late charges and penalties.

6

3.3 Warranty on Cooperation in The Transaction

Renren Inc., Link 224 Inc. and Hong Kong Renren warrant that Renren Inc., Link 224 Inc. and Hong Kong Renren and their affiliates will use their best efforts to cooperate during this Transaction, including but not limited to, cooperating in handling the relevant formalities for seeking examination and approval from the competent business authorities, change of business registration, tax settlement, etc.

Article IV Confidentiality

4.1 The terms and conditions of this Agreement, including but not limited to the existence of them, are confidential information; any Party hereto may not disclose any information related to this Agreement to any other person, entity or company, unless otherwise required by the applicable laws or regulations of the competent stock exchanges or regulatory authorities.

If any Party is required to disclose any information in relation to this Agreement, the Party shall, before making such disclosure, consult with the other Parties with respect to the timing, content and means of making such disclosure, and shall, to the extent possible, maintain certain parts of contents in confidence per other Parties’ reasonable request.

Article V Default Liabilities

5.1 The Parties shall perform this Agreement in good faith. If any Party (defaulting party) fails to perform any of its obligations hereunder, or makes any fraudulent representation, warranty or covenant, such Party is deemed to have breached this Agreement. If the defaulting party causes any loss to any non-defaulting party, the non-defaulting party is entitled to claim compensation from the defaulting party.

7

5.2 The default liabilities of any Party under this Agreement will not be discharged as a result of the termination of this Agreement.

5.3 It is mutually agreed by the Parties that if one or more items of the procedure stipulated in Article 2.2 hereof is completed earlier than originally scheduled, the case will not be deemed a breach of this Agreement, and the Parties shall perform their respective obligations in the sequence as provided in the procedure. If any Party fails to perform its obligations to complete any procedure that is scheduled earlier in the sequence than what has been completed ahead of schedule and should have been completed as originally scheduled, the other Parties may require the failing party to bear default liabilities and to return what has been completed ahead of schedule to the status quo.

Article VI Governing Law and Dispute Resolution

6.1 Governing law: the laws of the PRC.

6.2 It is agreed by the Parties that any dispute arising from this Agreement must be resolved through amicable negotiation first. If the Parties fail to reach an agreement, any Party is entitled to submit the dispute to the Beijing Arbitration Commission. And the place of arbitration shall be Beijing. The arbitration shall be carried out in accordance with the arbitration rules of the arbitration commission in force at the time of filing the case with the Commission. The award of arbitration shall be final and binding upon the Parties.

Article VII Effectiveness and Termination of Agreement

7.1 This Agreement becomes effective upon the date of execution by the Parties.

7.2 This Agreement may be terminated upon the written consent of each Party.

7.3 Article IV (Confidentiality) and Article V (Default Liabilities), Article VI (Applicable Law and Dispute Resolution) of this Agreement shall remain in full force and effect after the termination of this Agreement.

Article VIII Miscellaneous

8.1 The headlines contained in this Agreement are for convenience of reference purposes only, and shall not affect in any way the interpretation of this Agreement.

8.2 In the event of a Force Majeure event, any Party affected by the event shall suspend the performance of its obligations under this Agreement within the scope and for the period of the effect of such event, and the time for performance of such obligations shall be extended automatically for an equal period to that of the suspension of performance. The Party claims Force Majeure shall duly notify other Parties through facsimile and shall, within seven (7) days of sending such facsimile, send a its confirmation to them via registered mail, and provide proper evidence to prove the occurrence and lasting period of the adverse effect of such Force Majeure event. The Party claims Force Majeure shall make all reasonable efforts to reduce or avoid the effect of such Force Majeure event on its obligations this Agreement.

8

If a Force Majeure event occurs, the Parties shall negotiate on a fair resolution and make all possible and reasonable efforts to alleviate the effect of such Force Majeure event. The operating risk resulting from the Force Majeure event are to be borne by all the shareholders; if any Force Majeure event defeats the purpose of this Agreement or renders the terms under this Agreement impossible to perform, the Parties shall settle such case through amicable negotiation.

8.3 If any provisions of this Agreement becomes invalid in accordance with any laws, regulations or governmental orders, all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any provisions is invalid, the Parties shall perform this Agreement based on the general principle of this Agreement, and modify this Agreement so as to effect the original intent of the Parties upon their execution of this Agreement as closely as possible .

8.4 The Parties shall, or if necessary, procure any other companies or individuals to take all reasonable actions, guarantee or take any other measures, in order to cause all the terms and conditions under this Agreement to take effect and be performed.

8.5 The full, punctual and bona fide performance by the Parties of their respective obligations provided under this Agreement is of great importance for the fulfillment of this Agreement.

8.6 The failure of any Party to enforce any rights under this Agreement shall be deemed to be a waiver of any other rights hereunder, nor shall it be deemed that the Party has permanently waived such rights (unless such rights shall not be enforced once waived according to the PRC laws). No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.

8.7 This Agreement is executed and delivered in seven counterparts, one counterpart for each party. Each of the counterparts shall have the same legal effect.

(The remainder of this page is intentionally left blank)

9

(This page is intentionally left blank as signature page to this Framework Agreement on Transfer of Game Business by Renren Inc.)

Renren Inc. (Company Seal)

Authorized Representative (Signature):

/s/ Joseph Chen

10

(This page is intentionally left blank as signature page to this Framework Agreement on Transfer of Game Business by Renren Inc.)

Link 224 Inc. (Company Seal)

Authorized Representative (Signature):

/s/ Joseph Chen

11

(This page is intentionally left blank as signature page to this Framework Agreement on Transfer of Game Business by Renren Inc.)

RENREN GAME HONGKONG LIMITED (Company Seal)

/seal/ RENREN GAME HONGKONG LIMITED

Authorized Representative (Signature):

/s/ James Jian Liu

12

(This page is intentionally left blank as signature page to this Framework Agreement on Transfer of Game Business by Renren Inc.)

Shanghai Renren Games Technology Development Co., Ltd (Company Seal)

/seal/ Shanghai Renren Games Technology Development Co., Ltd

Legal Representative or Authorized Representative (Signature):

/s/ He Chuan

13

(This page is intentionally left blank as signature page to this Framework Agreement on Transfer of Game Business by Renren Inc.)

RenRen Hu Yu (Hong Kong) Limited

/seal/ RenRen Hu Yu (Hong Kong) Limited

Authorized Representative (Signature):

/s/ He Chuan

14

(This page is intentionally left blank as signature page to this Framework Agreement on Transfer of Game Business by Renren Inc.)

Tianjin Haichuan Huyu Management Partnership (LP) (Company Seal)

/seal/ Tianjin Haichuan Huyu Management Partnership (LP)

Executive Partner or Authorized Representative (Signature):

/s/ He Chuan

15

(This page is intentionally left blank as signature page to this Framework Agreement on Transfer of Game Business by Renren Inc.)

He Chuan (Signature):

/s/ He Chuan

16